[INSITE VISION LOGO]	EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc.
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins
(510) 865-8800	(310) 691-7100	(mhopkins@lhai.com)
www.insitevision.com	www.lhai.com	(212) 838-3777
www.lhai.com

INSITE VISION ANNOUNCES SEARCH FOR NEW INDEPENDENT AUDITOR

ALAMEDA, Calif. (October 28, 2003) – InSite Vision Incorporated (AMEX: ISV) – an ophthalmic therapeutics, diagnostics and drug-delivery company – today announced that Ernst & Young, LLP will resign as the Company’s independent auditor following the completion of its review of InSite Vision’s Form 10-Q filing for the quarter ended September 30, 2003.

It has been agreed upon by all parties that InSite Vision would be better served by an independent accounting firm that focuses on meeting the needs of smaller public companies. InSite has indicated that a search for a new independent accounting firm has commenced but the Company has not yet engaged such a firm.

The Company noted that the auditor’s decision was not the result of any disagreement between the Company and Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure as more fully described in the Form 8-K InSite Vision filed today with the Securities and Exchange Commission.

“We are eager to move forward with a new audit firm that specifically caters to public companies of our size. We thank Ernst & Young for their work over the past years and are confident that this change is the best interest of our company,” stated S. Kumar Chandrasekaran, Ph.D., InSite Vision’s president and chief executive officer.

InSite Vision is an ophthalmic products company focused on glaucoma, ocular infections and retinal diseases. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene® glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection products ISV-401 and ISV-403, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release may contain among other things certain statements of a forward-looking nature relating to future events, including but not limited to: the Company’s ability to engage a new independent accounting firm, the fee arrangement with such firm, and InSite Vision’s immediate need for significant additional funding to continue its operations. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2002 fiscal year and quarterly reports on Form 10-Q. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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